JOINT FILING AGREEMENT


                  In accordance with Rule 13d-1(f) of Regulation 13D-G of the Securities Exchange Act of 1934, the persons or entities below agree to the joint filing on behalf of each of them of this Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of Saratoga Beverage Group, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement.



                                   /s/ Carl T. Wolf
                                   --------------------------------------------
                                   CARL T. WOLF


                                   /s/ Marion Wolf
                                   --------------------------------------------
                                   MARION WOLF